Exhibit 10.1

License Agreement

This License Agreement ("Agreement") is entered into as of the 11th day of August, 2008 by and between BioForce Nanosciences, Inc. ("BIOFORCE"), a Delaware corporation with its principal place of business located at 1615 Golden Aspen Dr., Ste 101, Ames, IA 50010-8098 USA, and Aspera Corp. (“ASPERA”), a Delaware corporation with its principal place of business located at 2424 Camden Drive, Ames, IA 50010, both together “Parties” and separately a “Party”.

INTRODUCTION

ASPERA is a startup developer of ultraminiaturized biomolecular detection systems, assays, and devices.   ASPERA wishes to obtain the right to utilize certain of BIOFORCE’s intellectual property (“BFIP”), as later defined, for the purposes of developing products made in accordance with the BFIP, licensing intellectual property developed based upon the BFIP, and sublicensing the BFIP.  BIOFORCE wishes to license the BFIP to ASPERA for such use subject to the terms and conditions contained herein.

1.  DEFINITIONS

The following terms, when used in this Agreement shall have the following meanings:

   1.1  “Territory” means worldwide.

   1.2   “BFIP” means the intellectual property set forth on Exhibit A and licensed hereunder by BIOFORCE to ASPERA.

   1.3   “Technology” means existing technical data and information provided to ASPERA and pertaining to the BFIP.

   1.4  “Net Sales Price” means The amount invoiced on sales of Licensed Products, less a) amounts repaid or credited by reason of rejection or return, and b) to the extent separately stated on the invoice, taxes levied on the production, sale, transportation, delivery or use and paid by ASPERA.

   1.5  “Licensed Products” means any product or part thereof, which is covered in whole or in part by the BFIP, or products made in accordance with or by means of Licensed Processes.

  1.6  “Licensed Processes” means any process which is covered in whole or in part by the BFIP.

   1.7

"Combination Products" shall mean any product which contains essential components containing intellectual property independent of the BFIP, of which a Licensed Product is a component

2.   Authority.

2.1

Authorizations and Commitment.  Subject to the terms of this Agreement, ASPERA is hereby granted the right to make and have made, to use and to have used, to sell and have sold Licensed Products and to practice Licensed Processes and to use the Technology, in the Territory, all in accordance with this Agreement.  With these authorizations, ASPERA commits to use its best commercial efforts to effect introduction of the Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to keep Licensed Products reasonably available to the public.

  2.2  Term and Exclusivity.  The Term of this Agreement is set forth in paragraph 9; and the nature of the license rights granted are as set forth on Exhibit B.

  2.3  Sublicense.  ASPERA shall have the right to sublicense for use any or all of the rights and privileges granted to ASPERA in this Agreement subject to the following:

a) Any such sublicense will contain provisions which obligate the Sublicensee to ASPERA to at least the same extent that ASPERA is obligated to BIOFORCE under this Agreement;

b) ASPERA agrees that any such sublicense will not be transferable except to BIOFORCE or ASPERA.

c) ASPERA agrees to inform BIOFORCE of every fully executed sublicense involving the BFIP and to provide a copy of each such sublicense to BIOFORCE upon the latter’s request; and

d) ASPERA shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of BIOFORCE.

  2.4  Ownership.  The BFIP and the Technology, and, as applicable, any inventions and discoveries covered by the BFIP or the Technology and all divisions, continuations, continuations-in-part, reissues, reexaminations, or extensions, and any letters patent that issue thereon, whether developed by a Party or others, shall be and remain the sole property of BIOFORCE, and ASPERA shall be obligated and promptly cooperate to transfer such property to BIOFORCE upon request and without reimbursement.

2.5   First Right of Refusal.  To the extent ASPERA creates any inventions related to the business of BIOFORCE, as it is defined in Section 6 of this Agreement, BIOFORCE is hereby given an option to exclusively purchase or license such inventions for their fair market value and, in the case of a license, on market terms (each as determined, in the event of a dispute, by an arbitrator) and a first right of refusal to exclusively purchase or license such inventions on the same terms as ASPERA proposes to sell or license such inventions to any third party.

3.  Payments and Reporting to BIOFORCE.

    3.1

Royalties.  ASPERA shall  pay BIOFORCE a) a royalty fee of ten percent (10%) of the Net Sales Price of all Licensed Products; b) a royalty fee on the Net Sales Price of all Combination Products determined by multiplying ten percent (10%) by a fraction, the numerator of which shall be i) ASPERA’s list price of the Licensed Product in uncombined form; or ii) if ASPERA does not sell the Licensed Product in uncombined form, the average list price of all non-combination products of others competitive with the Licensed Product; and the denominator of which shall be ASPERA’s list price of the Combination Product, provided that in any event the royalty rate will not be less than two percent (2%) of the Net Sales Price of any Combination Product, and c) in the case of sublicenses, thirty-three percent (33%) of all sublicense income (e.g., license fees, royalty fees, etc.).

   3.2  Reports.  ASPERA shall, within thirty (30) days after the end of each calendar, quarter deliver to BIOFORCE true and accurate reports of its activities as pertinent to the royalty calculations in 3.1 hereunder.  Among other things, these reports shall identify which Elements of the BFIP, as defined and described in Exhibit A to this Agreement, apply to each Licensed Product, Licensed Process, Combination Product, or sublicense.

  3.3  Payments.  ASPERA shall make payment to BIOFORCE of all royalty amounts due for each calendar quarter, which shall be based upon ASPERA’s cash receipts for the quarter, within thirty (30) days of the end of the calendar quarter.

  3.4   Minimum Royalty Payments.  ASPERA’s license rights are subject to the payment to BIOFORCE of certain minimum royalties as set forth in Exhibit C to this Agreement.  For any year for which the quarterly royalty payments, as described in Section 3.1, do not in total meet the minimum figure for any element of the BFIP, a minimum royalty payment shall be due on January 31 of the following year for that element of the BFIP.  If ASPERA fails to make the minimum royalty payment for an element of the BFIP by the January 31 deadline, its license rights to that element of the BFIP shall be terminated.

  3.5  Payments to ASPERA for CellWell.  In recognition of ASPERA’s anticipated contribution to the value of the CellWell element of the BFIP, BIOFORCE agrees to remit to ASPERA, on a quarterly basis, thirty-three percent (33%) of licensing or royalty revenue it receives from licensing of that technology to any party other than ASPERA.

  3.6  Late Payments.  Late payments shall be subject to an interest charge of one and one-half percent (1.5%) per month.

 3.7 Maintenance of Records and Review.  ASPERA shall maintain all appropriate books, records, and correspondence with respect to the performance of its obligations hereunder, and BIOFORCE shall have the right, upon reasonable notice, to review or have reviewed, at its own expense, such materials.  In the event that any such inspection shows any under reporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then ASPERA shall pay the cost of such examination.

4.  Other Obligations.

   4.1

Patent Prosecution.  Decisions regarding pursuit of patents, and maintenance or defense of issued patents, on the BFIP, shall be made solely by BIOFORCE, and the cost of pursuit, maintenance or defense of said patents shall be the responsibility of BIOFORCE.  It is understood that BIOFORCE is under no obligation to pursue patent coverage, defend patents once issued or maintain the patents on the BFIP.  If BIOFORCE chooses not to pursue, maintain or defend a patent on the BFIP, ASPERA may elect to pay for the cost of having said patent pursued, maintained or defended in order to protect its rights under this Agreement. If ASPERA makes such an election, BIOFORCE shall proceed with said patent action at ASPERA’s expense.

   4.2

 Infringement.  ASPERA shall inform BIOFORCE promptly in writing of any alleged infringement of the BFIP by a third party and of any available evidence thereof.

5.  Reciprocal Obligations and Rights.

5.1  Consulting.   Each Party may purchase from the other services at the rate of $75.00/hour plus expenses as reasonably required and requested.

5.2  Patterned Surface Services.  BIOFORCE shall utilize ASPERA’s services for fulfillment of its surface patterning business, so long as ASPERA is capable of performing such services, and does so in a timely manner.  BIOFORCE will provide the substrates, SPTs and biological materials to ASPERA, and ASPERA will pattern the surface according to specifications and quality check the patterns.  ASPERA’s fee for performing this service for the first twelve months of this agreement shall be fifty percent of BIOFORCE’s gross sales price of the patterned surface, after deduction for the cost of the BIOFORCE provided biological materials if those have not been provided to BIOFORCE by the customer.  ASPERA’s fee for performing this service after the first twelve months of this agreement shall be agreed upon by the parties at a later date.  If the parties are unable to agree upon a mutually acceptable fee for ASPERA’s performance of these services after twelve months, BIOFORCE will have no further requirement to utilize ASPERA’s services for fulfillment of its surface patterning business.

6.  Non Compete.  ASPERA agrees that it will not engage in any activities which compete with the business of BIOFORCE, with BIOFORCE’s business being defined as the development and sale of tools, services, and consumable products, including but not limited to i) instrumentation, ii) consumable support products for said instrumentation, and iii) assays, kits,  and services, for conducting live cell research.  Such development and subsequent commercialization may include co-development partnerships with third party users of the tools, services, and consumable products.  However, notwithstanding the prior sentence, it is agreed that this section shall not prohibit ASPERA from pursuing the development and commercialization of ultraminiaturized biomolecular detection systems, assays, or devices.

7.  ASPERA Obligations and Rights.

    7.1   ASPERA Personnel, Offices, and Capabilities.  ASPERA represents that it has and will have the necessary qualified personnel available in order to effectively perform its obligations under this Agreement.

    7.2  Taxes. ASPERA agrees to pay all local taxes and duties relating to ASPERA’s responsibilities and obligations.

8.  Confidentiality.

8.1   Proprietary Property.  Use of BIOFORCE or BIOFORCE licensed trademarks, copyrights, or trade secrets by ASPERA is specifically prohibited except and only to the extent permitted herein.  Except as specifically authorized in writing by BIOFORCE and only as agent on behalf of BIOFORCE as sole owner or licensee of all such rights, ASPERA has not and shall not register or assist in the registration of any such BIOFORCE trademark, copyright, or trade secret or anything similar thereto, and to the extent it has, hereby assigns any and all such rights it ever acquired to BIOFORCE.

8.2  Confidentiality.  ASPERA acknowledges that the BFIP, Licensed Products, Licensed Processes and Technology, and information relating to BIOFORCE' business, marketing, and future plans, are and constitute valuable assets and Trade Secrets of BIOFORCE which are proprietary to BIOFORCE and may also be subject to an assertion of confidentiality by one or more licensors of BIOFORCE ("Confidential Information").  Accordingly, ASPERA agrees that any disclosure of any nature it may make of Confidential Information would constitute a serious and material loss to BIOFORCE and is good cause for immediate termination.  Likewise, BIOFORCE acknowledges that it may receive similar proprietary information from ASPERA  Therefore, each of BIOFORCE and ASPERA agrees; i) not to disclose any Confidential Information or proprietary information of the other, as the case may be, to any employee, agent, or other party, including a prospect, except as permitted by and in furtherance of this Agreement, and then only to such people or entities who have a need to know and are subject to a ‘Confidentiality Agreement’ consistent with the restrictions herein and no less strict than those ASPERA or BIOFORCE, as the case may be, applies to its own confidential information or in the form approved by the other party from time to time, and ii) to take all reasonable precautions to prevent unauthorized parties from discovering, acquiring, or using Confidential Information or proprietary information of the other.

8.3  Survival of Confidentiality.  Notwithstanding any other provisions of this Agreement, the obligations of confidentiality of this paragraph shall survive the termination or expiration of this Agreement.

9.  Term.

9.1

Initial Term.  The initial Term of this Agreement is five years unless earlier terminated pursuant to this Agreement.

9.2

Early Termination.  This Agreement shall terminate automatically and immediately if either party becomes insolvent.  This Agreement may be earlier terminated by either party if the other materially breaches it and does not cure the breach within 30 days after written notice.  Upon termination, ASPERA may not engage in any new sales or licensing prospect activity and shall (except if the termination is for confidentiality or, insolvency reasons) have 6 months to sign any in process sales or licensing prospects in the Territory. Following any termination, ASPERA shall promptly submit to BIOFORCE, subject to BIOFORCE’ concurrence, a list and activity status of all such sales or licensing prospects.  Following the termination, or 6 month period as applicable, ASPERA shall cease to engage in any of the authorized activities or use any Confidential Information and shall return the same to BIOFORCE as it shall direct

.

9.3

Subsequent Terms.  After the initial Term, this Agreement may be renewed for one year Terms if both Parties mutually agree to do so in writing prior to the expiration of the current Term.

10.  Disputes and Law. Any controversy or claim arising out of or relating to this Agreement, including its performance, or breach, shall only be settled in accordance with the following sequence of dispute resolution procedures.  First, executive officers of the Parties must meet to attempt to resolve their differences based upon advance written submissions to each other, if the Parties day to day relationship managers, including the BIOFORCE regional office management, are unable, after reasonable effort, to resolve their issues.  Second, if the executives are unable to resolve their issues, the Parties shall submit to mediation under the Commercial Rules of the American Arbitration Association in the designated location of the Party against whom the claim is made.  For BIOFORCE, that location is Ames, IA.  Thereafter, any issues still remaining unsettled may only be resolved in the applicable federal or state courts for Ames, IA.  However, no dispute may be brought by a Party more than two years after such Party first became aware of the matter.  This Agreement shall be interpreted in accordance with the laws of the State of Iowa, USA, without regard to its conflicts of laws provisions.

11.  Export Control. The Parties acknowledge that the export and re-export of the BFIP, Licensed Products, Licensed Processes or Technology may become subject to United States (USA) export controls. ASPERA shall comply at all times with any applicable USA export controls and furnish and supply such information to BIOFORCE as BIOFORCE may reasonably request in order to  satisfy its obligations under any such USA  law.

12. Limitation on Remedies.  Under no circumstances shall either party be liable to the other party by reason of breach, termination, or non-renewal of this Agreement for any consequential, general, or special damages even though the Parties may be aware of the possibility of such damages.

13.  Miscellaneous.

13.1

Independence and Authority.  The parties hereto are independent contractors solely responsible for their own business operation and compliance obligations.  Each represents to the other full authority to enter into this Agreement and all proper and required authority to perform its obligations hereunder.

13.2  Severability.  If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, this Agreement shall be construed as if such illegal and unenforceable provisions had not been inserted herein, unless such illegality or unenforceability shall destroy the Agreement's underlying business purpose.

13.3 Assignment.  This Agreement may not be assigned in whole or in part by any Party hereto without the prior written consent of all Parties.

13.4

Entire Agreement.  This Agreement, including the referenced and attached Exhibits, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior understandings and agreements relating to such matters.  No modification of this Agreement will be effective unless in writing signed by both Parties and referencing this Agreement.

13.5  Non-Recruitment.  Both parties agree, during the Term and for a one year period thereafter, not to recruit or hire, without the written approval of the other, any employee or agent acting on behalf of the other during the Term.  If either party hires an employee in violation of this provision, it shall pay to the other party a penalty equal to the annual salary of the employee so hired.

13.6

Notices.  All notices under this Agreement shall be in English and shall be in writing and given by registered airmail, cable, telex (acknowledged by answerback) or facsimile addressed to the parties at the addresses set forth above, or to such other address of which either party may advise the other in writing.  Notices will be deemed given when sent.

13.7

Force Majeure.  Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party.  Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrest, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing PRODUCTS or from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.  If, however, such condition continues beyond 90 days, the other party may terminate upon Notice, but no liability shall apply to such cause for termination.

13.8  Language.  All documents, reports, notices, and other information required to be provided hereunder, shall be provided in English unless the Parties separately and specifically agree otherwise in writing as an amendment hereto.

  13.9  Signatures.  This agreement may be signed in any number of counterparts, any one of which when so executed shall be taken to be an original, and all of which when taken together shall constitute one and the same Agreement.  Facsimile transmissions of signatures shall be taken to be original signatures.

In Witness Whereof, each Party represents that it has full power and authority to enter into and perform this agreement, that the person signing it has been properly authorized and empowered to do so, and that each has carefully reviewed it and consulted with such experts and advisors as each deemed appropriate.

Agreed to as of the above date by:

ASPERA CORP.

By /s/ Saju Nettikadan__________________________________________

Saju Nettikadan, President

Agreed to and Accepted at Ames, IA by:

BIOFORCE NANOSCIENCES, INC.

By /s/ Kerry M. Frey____________________________________________

Kerry M. Frey

President and Chief Executive Officer

Exhibit A to License Agreement

Between BioForce Nanosciences, Inc. and Aspera Corp.

Intellectual Property Elements Licensed to Aspera Corp. (the BFIP)

ViriChip™: A novel, patented device for detection and identification of known and unknown pathogens. US Patent No.  6,897,015 and US Patent Application No. 20050239193

Chip On A Tip™ (COAT): A patented ultraminiaturized device for detection of biomarkers from extremely small sample volumes (e.g., a single cell). US Patent No. 7,344,832

Force Panning: A patented method for differentiating between materials bound to surfaces by virtue of their binding force. US Patent No. 7,060,448 and US Patent Application No. 20050059091

Force Assessment Screening Technology (FAST): A novel method for screening intermolecular interactions based on direct force measurements at the molecular level. US Patent Application No. 20030186311

CellWell™: A novel device for detection of multiple biomarkers from a single cell.

NanoArrays. Protein arrays with sub-micron feature sizes.  US Patent No. 6,573,369

Exhibit B to License Agreement

Between BioForce Nanosciences, Inc. and Aspera Corp.

Nature of License Rights

Element of BFIP

Nature of License Rights

ViriChip

Non-exclusive license

Chip On A Tip

Non-exclusive license

Force Panning

Non-exclusive license

Force Assessment Screening Technology

Non-exclusive license

CellWell

Non-exclusive license

NanoArrays

Non-exclusive license

A Non-exclusive license means that BIOFORCE may grant license rights to other parties to use that Element of the BFIP.

Exhibit C to License Agreement

Between BioForce Nanosciences, Inc. and Aspera Corp.

Minimum Royalty Payments

The minimum royalty payment for each Element of the BFIP, for each calendar year, is as follows:

2008 – no minimum

2009 – no minimum

2010 - $5,000

2011 - $10,000

2012 - $20,000

2013 - $50,000

2014 and beyond – Prior year minimum +10%